As filed with the Securities and Exchange Commission on April 30, 2020.

Registration File No. 333-172018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELTA APPAREL, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2508794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

322 South Main Street

Greenville, South Carolina 29601

(Address of Principal Executive Offices) (Zip Code)

Delta Apparel, Inc. 2010 Stock Plan

Delta Apparel, Inc. 2020 Stock Plan

(Full title of the plans)

Deborah H. Merrill

Chief Financial Officer and President, Delta Group

Delta Apparel, Inc.

322 South Main Street

Greenville, South Carolina 29601

(Name and address of agent for service)

(864) 232-5200

(Telephone number, including area code, of agent for service)

With a copy to:

Sudhir N. Shenoy, Esq.

Morgan C. Arndt, Esq.

Womble Bond Dickinson (US) LLP

550 South Main Street, Suite 400

Greenville, South Carolina 29601

(864) 255-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On February 2, 2011, Delta Apparel, Inc. (the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-172018) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 1,626,500 shares of common stock, par value $0.01 (“Common Stock”), of the Company, pursuant to the Delta Apparel, Inc. 2010 Stock Plan (the “Prior Plan”).

On February 6, 2020 (the “Approval Date”), the shareholders of the Company approved the Delta Apparel, Inc. 2020 Stock Plan (the “2020 Stock Plan”). The 2020 Stock Plan provides that the number of shares that will become available for issuance pursuant to awards granted under the 2020 Stock Plan includes the number of shares that remain available for grant under the Prior Plan as of the Approval Date (the “2010 Unused Shares”) plus any shares subject to awards granted under the Prior Plan that are subsequently forfeited or terminated for any reason before vesting or being exercised (the “2010 Carryover Shares”). The Prior Plan terminated and the 2020 Stock Plan became effective as of the Approval Date (although awards granted under the Prior Plan prior to the Approval Date will remain outstanding in accordance with their terms and those of the Prior Plan).

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to add the 2020 Stock Plan and reflect that, as of the Approval Date, the previously registered 2010 Unused Shares and any 2010 Carryover Shares may be issued under the 2020 Stock Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as to the validity of the 2010 Unused Shares and the 2010 Carryover Shares issuable pursuant to the 2020 Stock Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statement are incorporated herein by reference without change (the Registration Statement as amended by Post-Effective Amendment No. 1, this “registration statement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this registration statement will be sent or given by the Company to participants in the 2020 Stock Plan pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Commission are hereby incorporated by reference into this registration statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, filed with the Commission on November 21, 2019.

2.

The information identified as incorporated by reference under Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended September  28, 2019, from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 17, 2019.

3.

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2019, filed with the Commission on February  3, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2020, filed with the Commission on April 30, 2020.

4.	The Company’s Current Reports on Form 8-K filed on October 25, 2019, October 28, 2019, and February 12, 2020.

5.

The description of the Company’s common stock, $0.01 par value per share, contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended September 28, 2019, filed with the Commission on November 21, 2019, together with any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof, from their respective dates of filing.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the Commission) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code, or “GBCC,” provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved or ratified by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Delta Apparel’s Articles of Incorporation and Bylaws; Insurance

The Company’s Bylaws (as amended) provide (i) that the Company shall indemnify its directors and officers (and each person who at its request served as an officer or director of any other entity) to the fullest extent permitted by the GBCC (or any successor provision), (ii) that the Company’s shareholders may approve additional indemnification pursuant to Section 12-2-856 of the GBCC (or any successor provision), and (iii) that the Company shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer of the Company in advance of a final disposition of the proceeding if the director or officer submits to the Secretary of the Company a written request that complies with the requirements of Section 14-2-853 of the GBCC (or any successor provision).

The Company’s Articles of Incorporation filed with the Georgia Secretary of State on December 10, 1999 (as amended) provide that, to the fullest extent permitted by the GBCC, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any action or omission. Under Section 14-2-202 of the GBCC, a Georgia corporation’s articles of incorporation may limit a director’s liability to the company or its shareholders for monetary damages, except liability: (a) for any appropriation, in violation of the director’s duties, of a corporate business opportunity; (b) for acts or omissions involving intentional misconduct or knowing violation of the law; (c) for the types of liability set forth in GBCC Section 14-2-832 (regarding liability for unlawful corporate distributions); and (d) for any transaction from which the director received an improper personal benefit.

Section 14-2-858 of the GBCC and the Company’s Bylaws permit the Company to purchase and maintain insurance on behalf of a person who is an officer, director, employee or agent of the Company or who while holding such position with the Company serves at the Company’s request in such a position with another entity. The Company currently maintains directors’ and officers’ liability coverage which will insure our directors and officers and the directors and officers of our domestic wholly-owned subsidiaries in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The list of exhibits set forth in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-12B filed on December 30, 1999)

3.1.2	Articles of Amendment to Articles of Incorporation of the Company dated September 18, 2003 (incorporated by reference to Exhibit 3.1.2 to the Company’s Quarterly Report on Form 10-Q filed on November 5, 2003)

3.1.3	Articles of Amendment to Articles of Incorporation of the Company dated April 28, 2005 (incorporated by reference to Exhibit 3.1.3 to the Company’s Current Report on Form 8-K filed on April 29, 2005)

3.1.4	Articles of Amendment to Articles of Incorporation of the Company dated November 8, 2007 (incorporated by reference to Exhibit 3.1.4 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.1	Bylaws of the Company dated December 10, 1999 (incorporated by reference to Exhibit 3.2.1 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.2	Amendment to Bylaws of the Company adopted January 20, 2000 (incorporated by reference to Exhibit 3.2.2 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.3	Amendment to Bylaws of the Company adopted February 17, 2000 (incorporated by reference to Exhibit 3.2.3 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.4	Amendment to Bylaws of the Company adopted June 6, 2000 (incorporated by reference to Exhibit 3.2.4 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.5	Amendment to Bylaws of the Company dated August 17, 2006 (incorporated by reference to Exhibit 3.2.5 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

3.2.6	Amendment to Bylaws of the Company dated August 12, 2009 (incorporated by reference to Exhibit 3.2.6 to the Company’s Annual Report on Form 10-K filed on August 28, 2009)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Form 10/A (Amendment No. 2), filed on May 3, 2000)

5.1	Opinion of Womble Bond Dickinson (US) LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to this registration statement)*

99.1	Delta Apparel, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-172018) filed on February 2, 2011)

99.2	Delta Apparel, Inc. 2020 Stock Plan (incorporated by reference to Exhibit 1 to the Company’s definitive proxy statement filed on December 17, 2019)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on April 30, 2020.

DELTA APPAREL, INC.

By:	/s/ Deborah H. Merrill
Deborah H. Merrill Chief Financial Officer and President, Delta Group

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert W. Humphreys and Deborah H. Merrill, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Name	Title	Date

/s/ Robert W. Humphreys Robert W. Humphreys	Chief Executive Officer and Chairman (principal executive officer)	April 30, 2020

/s/ Deborah H. Merrill Deborah H. Merrill	Chief Financial Officer and President, Delta Group (principal financial officer)	April 30, 2020

/s/ John T. Tester John T. Tester	Chief Accounting Officer (principal accounting officer)	April 30, 2020

/s/ Anita D. Britt Anita D. Britt	Director	April 30, 2020

/s/ J. Bradley Campbell J. Bradley Campbell	Director	April 30, 2020

/s/ Dr. G. Jay Gogue Dr. G. Jay Gogue	Director	April 30, 2020

Name	Title	Date

/s/ Glenda E. Hood Glenda E. Hood	Director	April 30, 2020

/s/ Robert E. Staton, Sr. Robert E. Staton, Sr.	Director	April 30, 2020

/s/ A. Alexander Taylor, II A. Alexander Taylor, II	Director	April 30, 2020

/s/ David G. Whalen David G. Whalen	Director	April 30, 2020